UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 10, 2014

Skystar Bio-Pharmaceutical Company

(Exact name of registrant as specified in its charter)

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Nevada	001-34394	33-0901534
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

4/F Building B Chuangye Square, No. 48 Keji Road,

Gaoxin District, Xi’an, Shaanxi Province, P.R. China

(Address of Principal Executive Office) (Zip Code)

(8629) 8819-3188

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

The information set forth under Item 5.02 in this Form 8-K is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Employment Agreement with Weibing Lu, CEO

On March 10, 2014, the Board of Directors (the “Board”) of Skystar Bio-Pharmaceutical Company (“Skystar” or the “Company”) approved and the Company entered into a five-year employment agreement with Weibing Lu, the Company’s current Chairman of the Board and CEO (the “Employment Agreement”). Mr. Lu’s previous five-year employment agreement with the Company expired on December 31, 2013. Under the terms of the Employment Agreement, the Company agreed to the continued employment of Mr. Lu as the Company’s CEO for a term of five years. Mr. Lu is to receive an initial annual salary of $150,000 commencing as of January 1, 2014, with an annual 5% increase of the prior year’s salary thereafter during the term. Additionally, at the discretion of the Board’s Compensation Committee, Mr. Lu may be eligible for an annual bonus which amount, if any, and payment will be determined by the Compensation Committee. Additionally, the Employment Agreement contemplates issuance of 50,000 shares of the Company’s common stock under its equity compensation plan, in four equal quarterly installments. Mr. Lu is entitled to medical, disability and life insurance, as well as four weeks of vacation annually and reimbursement of all reasonable or authorized business expenses.

During its term, the Employment Agreement terminates upon Mr. Lu’s death, disability or for cause. If Mr. Lu is unable to perform his obligations under the Employment Agreement for over 180 consecutive days during any consecutive twelve months period, we may terminate the Employment Agreement by written notice to Mr. Lu delivered prior to the date that he resumes his duties. Upon receipt of such written notice, Mr. Lu may request a medical examination under which if he is certified to be incapable of performing his obligations for over two additional months, the Employment Agreement is terminated. We may also terminate the Employment Agreement for cause, upon notice if at any time Mr. Lu: (a) refuses in bad faith to carry out specific written directions of our board of directors; (b) intentionally takes fraudulent or dishonest action in his relations with us; (c) is convicted of a crime involving an act of significant moral turpitude; or (d) knowingly commits an act or omits to act in violation of our written policies, the Employment Agreement or any agreements that we may have with third parties and that is materially damaging to our business or reputation. Mr. Lu may terminate the Employment Agreement upon written notice if: (w) there is a material adverse change in the nature of his title, duties or obligations; (x) we materially breach the Employment Agreement; (y) we fail to make any payment to Mr. Lu (excepting any payment which is not material and which we are contesting in good faith); or (z) there is a change of control of the Company. However, termination for cause described in (w), (x) or (y) is predicated on our receiving a written notice from Mr. Lu specifying the cause, with the termination to take effect if we fail to take corrective action within twenty business days thereafter.

The Employment Agreement also contains restrictive covenants: (i) preventing the use and/or disclosure of confidential information during or at any time after termination; (ii) preventing competition with Skystar during his employment and for a period of three years after termination (including contact with or solicitation of Skystar’s customers, employees or suppliers), provided that Mr. Lu may make investments of up to 2% in the publicly-traded equity securities of any competitor of Skystar; (iii) requiring Mr. Lu to refer any business opportunities to Skystar during his employment and for a period of one year after termination. However, Mr. Lu shall have no further obligations with respect to competition and business opportunities if his employment is terminated without cause or if he terminates his employment for cause. The Company is obligated to indemnify Mr. Lu for any claims made against him in his capacity as the Company’s CEO. The Employment Agreement also contains other covenants and provisions customary for agreements of this nature.

The foregoing summary of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement attached hereto as Exhibit 10.1, which is incorporated herein by reference.

Employment Agreement with Bing Mei, CFO

On March 10, 2014, the Board also ratified and approved the renewal of the Company’s employment agreement with its Chief Financial Officer, Bing Mei, for another twelve month period, commencing as of July 29, 2013 on the same terms and provisions as previously disclosed in the Company’s public filings (the “Mei Employment Agreement”). For his services, the Company will compensate Mr. Mei with a base salary of $200,000 for a term of twelve months of his employment and with a total 8,000 shares of common stock of the Company under the Company’s under its equity compensation plan, in four equal quarterly installments. Similarly to the Weibing Lu Employment Agreement, during its term, the Mei Employment Agreement terminates upon Mr. Mei’s death, disability or for cause and contains similar restrictive covenants of confidentiality, non-competition and others. While employed as the registrant’s CFO, Mr. Mei may continue to devote his business time to operating Bing Mei, CPA. The Mei Employment Agreement also contains other covenants and provisions customary for agreements of this nature.

The foregoing summary of the Mei Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Mei Employment Agreement attached hereto as Exhibit 10.2, which is incorporated herein by reference

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Employment Agreement between Skystar Bio-Pharmaceutical Company and Weibing Lu.

10.2	Employment Agreement between Skystar Bio-Pharmaceutical Company and Bing Mei.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Skystar Bio-Pharmaceutical Company

By:	/s/ Bing Mei
Bing Mei, Chief Financial Officer

Date: March 13, 2014